Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 22, 2022, except for Note 1 and Note 15, as to which the date is June 2, 2022, which includes an explanatory paragraph as to the company’s ability to continue as going concern, with respect to the consolidated and combined financial statements of Felicitex Therapeutics, Inc. as of December 31, 2021 and 2020 and for the years then ended. We also consent to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey

August 10, 2022